EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 16th day of June, 2015, by and between PriceSmart, Inc, a Delaware corporation ("Employer"), and Rodrigo Calvo ("Executive").

RECITALS

A. Employer desires to employ Executive as Executive Vice President - Real Estate of Employer.
B. Executive desires to accept such position upon the terms and subject to the conditions herein provided.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

1.1 Position and Duties. Executive shall serve as Executive Vice President - Real Estate of Employer. Executive shall have such duties and authority as are customary for, and commensurate with, such position, and such other related duties and authority as may from time to time be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of Employer. Executive shall discharge his duties in a diligent and professional manner.

1.2 Outside Business Activities Precluded. During his employment, Executive shall devote his full energies, interest, abilities and productive time to the performance of this

Agreement. Executive shall not, without the prior written consent of Employer, perform other services of any kind or engage in any other business activity, with or without compensation, that would interfere with the performance of his duties under this Agreement. Executive shall not, without the prior written consent of Employer, engage in any activity adverse to Employer's interests.

1.3 Place of Employment. Unless the parties agree otherwise in writing, during the Employment Term (as defined in Section 3.1 below)  Executive shall-perform-the service he is required to perform under this Agreement at Employer's offices located in Miami, Florida; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business.

ARTICLE II
COMPENSATION

2.1 Salary. For Executive's services hereunder, Employer shall pay as base salary to Executive the amount of $275,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer's normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.2 Bonus. During the Employment Term Executive shall be entitled to participate in Employer's Bonus Plan.

2.3 Other Benefits. Executive shall be entitled to participate in and receive benefits under Employer's standard company benefits practices and plans for officers of Employer, including medical insurance, long-term disability, life insurance, profit sharing and retirement plan, and Employer's other plans, subject to and on a basis consistent with the terms, conditions and overall administration of such practices and plans. Employer may from time to time in its sole discretion grant such additional compensation or benefits to Executive as it deems proper and desirable.

2.4 Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by him, in accordance with the policies and procedures from time to time adopted by Employer, provided that Executive properly accounts for such business expenses in accordance with Employer policy.

2.5 Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Executive and any deductions and withholdings required by law.

ARTICLE III

TERM OF EMPLOYMENT

3.1 Term. The term of Executive's employment hereunder shall commence on June 16, 2015 and shall continue until June 16, 2016, unless sooner terminated or extended as hereinafter provided (the "Employment Term").

3.2 Extension of Term. The Employment Term may be extended by written amendment to this Agreement signed by both parties.

3.3 Early Termination bv Executive. Executive may terminate this Agreement at any time by giving Employer written notice of his resignation ninety (90) days in advance; provided, however, that the Board of Directors may determine upon receipt of such notice that the effective date of such resignation shall be immediate or some time prior to the expiration of the ninety-day notice period. Executive's employment shall terminate as of the effective date of his resignation as determined by the Board of Directors.

3.4 Termination for Cause. Prior to the expiration of the Employment Term, Executive's employment may be terminated for Cause by Employer, immediately upon delivery of notice thereof. For these purposes, termination for "Cause" shall mean termination because of Executive's (a) repeated and habitual failure to perform his duties or obligations hereunder; (b)

engaging in any act that has a direct, substantial and adverse effect on Employer's interests; (c) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (d) intentional failure to perform his stated duties; (e) willful violation of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on Employer’s interests; (f) any material breach of this contract by Executive; or (g) conduct authorizing termination under Cal. Labor Code § 2924.

3.5 Termination Due.to Death or Disability. Executive's employment hereunder shall terminate immediately upon his death. In the event that by reason of injury, illness or other physical or mental impairment Executive shall be: (a) completely unable to perform his services hereunder for more than three (3) consecutive months, or (b) unable to perform his services hereunder for fifty percent (50%) or more of the normal working days throughout six (6) consecutive months, then Employer may terminate Executive's employment hereunder immediately upon delivery of notice thereof. Executive's beneficiaries, estate, heirs, representatives, or assigns, as appropriate, shall be entitled to the proceeds, if any, due under any Employer-paid life insurance policy held by Executive, as determined by and in accordance with the terms of any such policy, as well as any vested benefits and accrued vacation benefits.

ARTICLE IV

BENEFITS AFTER TERMINATION OF EMPLOYMENT

4.1 Benefits Upon Termination. Upon termination of this Agreement under Section 3.3 (Early Termination by Executive), Section 3.4 (Termination for Cause) or Section 3.5 (Termination Due to Death or Disability), all salary and benefits of Executive hereunder shall cease immediately. Upon termination of this Agreement by Employer for any reason other than those set forth in Section 3.4 or Section 3.5, Executive shall be entitled to the continuation of

Executive's base salary for one (1) year following the date of such termination, payable in equal installments in conformity with Employer’s normal payroll period, provided that such termination of employment constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code") and the regulations and guidance promulgated thereunder (a “Separation from Service"). If this Agreement is not terminated, then, upon expiration of the Employment Term, and if Executive's employment by Employer does not thereafter continue upon mutually agreeable terms and such termination constitutes a Separation from Service, Executive shall be entitled to continuation of Executive's base salary for one (1) year, payable in equal installments in conformity with Employer's normal payroll period; provided, however, that Employer’s obligation to pay such installments after expiration of the Employment Term shall be reduced by the amount of employment compensation (if any) received by Executive from a subsequent employer of Executive during said one (1) year. During the period of this severance pay, Executive shall cooperate with Employer in providing for the orderly transition of Executive's duties and responsibilities to other individuals, as reasonably request by Employer.

4.2 Rights Against Employer. The benefits payable under this Article IV are exclusive, and no amount shall become payable to any person (including the Executive) by reason of termination of employment for any reason, with or without Cause, except as provided in this Article IV. Employer shall not be obligated to segregate any of its assets or procure any investment in order to fund the benefits payable under this Article IV.

ARTICLE V

CONFIDENTIAL INFORMATION

5.1 Executive acknowledges that Employer holds as confidential, and Executive may have access to during the Employment Term, certain information and knowledge respecting the intimate and confidential affairs of Employer in the various phases of its business, including, but not limited to, trade secrets, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, pricing information, and customer lists. During his employment by Employer and thereafter, Executive shall not directly or indirectly disclose such information to any person or use any such information, except as required in the course of his employment during the Employment Term. All records, files, keys, documents, and the like relating to Employer's business, which Executive shall prepare, copy or use, or come into contact with, shall be and remain Employer’s sole property, shall not be removed from Employees premises without its written consent, and shall be returned to Employer upon the termination of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

6.1 Entire Agreement, This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but rather only by an agreement in writing signed by Employer and by Executive which specifically states the intent of the parties to amend this Agreement.

6.2  Section 409A. This Agreement is intended to be interpreted and construed in a manner that does not cause Executive to incur federal tax liability under Section 409A of the Code. Notwithstanding any provision to the contrary in the Agreement, if Executive is deemed by Employer at the time of Executive's Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2){B){i) of the Code, such portion of Executive's benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive's death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 6.2 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive's right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of Section 409A of the Code, Executive’s right to receive each payment of compensation pursuant to the Agreement shall at all times be considered separate and distinct from other payments.

6.3 Resolution of Disputes (a) In the event Employee and Company mutually agree, any or all disputes, controversies, or claims between them, whether arising prior to Employee's commencement of employment with Company, during employment, or after termination of Employee’s employment, including but not limited to, the construction or application of the terms of this Agreement, may be resolved by binding arbitration in accordance with the substantive laws of the State of California. Once there is an election by Employee and Company to arbitrate any or all disputes between them, such election shall be binding and may not be rescinded nor revoked unless the parties mutually agree.

The arbitration shall be administered by JAMS pursuant to its rules most applicable to the particular claims being made, as determined by the JAMS Employment Arbitration Rules and Procedures as then in effect, except as otherwise provided herein. Such rules may be viewed at the JAMS website: www.jamsadr.com/rules-employment-arbitration/. The arbitration procedures described in this paragraph apply not only to those disputes as may be mutually agreed between Employee and Company, but also to Employee’s claims against Company’s officers, directors, employees, and agents each of whom is a third-party beneficiary of this Agreement.

The disputes which may be subject to arbitration at the joint election of Employee and Company include, but are not limited to, claims of breach of contract (express or implied), wrongful termination, harassment, discrimination (including, but not limited to, race, color, religion, sex, national origin, age, disability, sexual orientation, marital status, and pregnancy), compensation and benefits claims, tort claims, such as by way of example only, defamation, fraud and invasion of privacy, and claims for violation of any federal, state or local law, statute, regulation or ordinance, including, but not limited to, the Fair Employment and Housing Act of the State of California, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act (ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Family Rights Act, and the Equal Pay Act. Notwithstanding, these arbitration procedures shall in no event apply to Workers' Compensation claims.

Any arbitration shall be held in San Diego County, California, before one independent and neutral arbitrator selected per the applicable JAMS rules and procedures. The arbitrator shall determine the arbitrability of all disputes, claims and/or issues between Employee and Company, as well as Company's officers, directors, employees, and agents. Employee and Company shall each bear their own costs of any mutually agreed arbitration under this Agreement (including without limitation legal fees, the cost of the record or transcripts of such arbitration, if any, and administrative fees), or an equal share of such fees and costs that are not specific to either party (e.g, the fees of the arbitrator). Notwithstanding the foregoing, if a party is determined by the arbitrator not to be prevailing, such non-prevailing party shall be responsible for all such fees and costs incurred by the prevailing party, and may be ordered to pay the reasonable attorneys’ fees and costs, including, but not limited to, the administrative costs of the arbitration and fees of the arbitrator, incurred by the prevailing party.

The parties shall be entitled to discovery sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses, as determined by the arbitrator. Notwithstanding anything to the contrary in this Arbitration provision, Employee or Company may seek any provisional remedy available at law or in equity in any state or federal court in San Diego, California, without compromising the right of the parties to mutually agree to arbitrate any dispute between them.

The arbitrator shall issue a written arbitration decision that will reveal the essential findings and conclusions on which the award is based. Subject to limited judicial review as may be required by law for mutually agreed upon arbitration, the award of the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

Any request for arbitration by a party to this Agreement shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen, in noevent shall the request for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations.

IN THE EVENT COMPANY AND EMPLOYEE MUTUALLY AGREE UPON RESOLVING THEIR DISPUTE(S) THROUGH ARBITRATION, THEY AGREE TO EACH AND EVERY TERM AND –CONDITION OF THIS ARBITRATION PROVISION AND FURTHER KNOWINGLY WAIVE THEIR RIGHT TO A JURY TRIAL.

(b) In the event Employee and Company do not mutually agree to resolve by binding arbitration all disputes, controversies, or claims between them, then they mutually and irrevocably agree that any suit, action or other legal proceedings between them shall be brought exclusively in the courts located in the County of San Diego, State of California. Company and Employee knowingly and voluntarily waive any objection to such exclusive jurisdiction and venue which either may now have or hereafter may have, whether based upon the convenience of the forum, or based upon any other ground, relating to any legal action arising between them. The enforceability of this Agreement and the resolution of any disputes between the parties shall be in accordance with the laws of the State of California.

6.4 No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or be construed as a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

6.5 Governing Law: Rules of Construction. This Agreement has been negotiated and executed in, and shall be governed by and construed in accordance with the laws of, the State of California. Captions of the several Articles and Sections of this Agreement are for convenience of reference only, and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement.

6.6 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, or when 10 deposited in the United States mail, postage pre-paid, addressed to Employer or Executive at his last known address. Each party may change its address by written notice in accordance with this Section.

Address for Employer:
PriceSmart, Inc.
9740 Scranton Road
San Diego, CA 92121
Address for Executive:
Rodrigo Calvo

6.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

6.8 Attorneys' Fees. In the event of any arbitration or litigation brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, as well as all other litigation costs and expenses as an element of damages.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

EMPLOYER	EXECUTIVE

PRICESMART, INC.
Robert Gans Executive Vice
President & General Counsel